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                                                                     EXHIBIT 8.4

                      [LETTERHEAD OF BAKER & HOSTETLER LLP]

                                October ___, 2001


Commercial Net Lease Realty, Inc.
450 South Orange Avenue, Suite 900
Orlando, FL 32801

Ladies and Gentlemen:

                In connection with the merger of Captec Net Lease Realty, Inc., (the "Company") into Commercial Net Lease Realty, Inc. ("CNLR"), pursuant to the Agreement and Plan of Merger dated July 1, 2001 (the "Merger Agreement"), you have requested our opinion whether the Company has been organized in conformity with the requirements for qualification as a real estate investment trust ("REIT"), and whether its method of operation has enabled the Company to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code").

                In rendering our opinion, we have examined and relied on the accuracy and completeness of facts, information, covenants, representations, and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 (File No. 333-66428) as filed with the Securities and Exchange Commission (the "Registration Statement") and such other documents and records as we have deemed necessary or appropriate as a basis of the opinion set forth below. This opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters as set forth in the Registration Statement. In addition, the Company has represented that it has made a timely election to be taxed as a REIT under the Code commencing with its initial taxable year ending December 31, 1997, and that commencing with the first taxable year that the Company has elected to be taxed as a REIT, the Company has operated in accordance with the method of operation described in the Registration Statement.

                Based on such assumptions and representations, it is our opinion that the Company has qualified as a REIT for its taxable years ended December 31, 1997 through December 31, 2000, the Company is organized in conformity with the requirements for qualification as a REIT, and its method of operation will enable the Company to meet the requirements for qualification as a REIT for the taxable year beginning January 1, 2001 determined as if such taxable year ended as of the Closing. No opinion is expressed as to any matter not discussed herein.

                This opinion is based on various statutory provisions and regulations promulgated thereunder, in each case as in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation from the factual statements set forth in the Registration Statement or the written representations made by the Company in connection with this opinion may affect the conclusions stated herein. Our opinion is not binding on the Internal Revenue Service and, without limiting


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our opinion, we note that there can be no assurance that all of the requirements for qualification as a REIT for any particular taxable year have in fact been met until the return for such taxable year has been reviewed by the Internal Revenue Service or the period for such review has expired.

                This opinion is furnished to you solely for use in connection with the Registration Statement and for use by your counsel, Shaw Pittman LLP, in rendering its opinion with respect to your qualification as a REIT. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Material Federal Income Tax Consequences" in the Proxy Statement included as a part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.

                                                   Very truly yours,

                                                   /s/ Baker & Hostettler LLP

                                                   Baker & Hostetler LLP